                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY


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                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF JULY 19, 2000

                                     AMONG

                                ZIFF-DAVIS INC.,

                              CNET NETWORKS, INC.

                                       AND

                               TD MERGER SUB, INC.





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


                                TABLE OF CONTENTS

                                                                                                 Page
ARTICLE I

         THE MERGER; CERTAIN RELATED MATTERS....................................................... 2
         1.1       The Merger...................................................................... 2
         1.2       Closing......................................................................... 3
         1.3       Effective Time.................................................................. 3
         1.4       Effects of the Merger........................................................... 3
         1.5       Charter and Bylaws.............................................................. 3
         1.6       Officers and Directors.......................................................... 3
         1.7       Effect on Common Stock.......................................................... 4
         1.8       Treatment of Stock Options and Other Equity-Based Awards........................ 5
         1.9       Certain Adjustments............................................................. 5

ARTICLE II

         EXCHANGE OF CERTIFICATES.................................................................. 6
         2.1       Exchange Fund................................................................... 6
         2.2       Exchange Procedures............................................................. 6
         2.3       Distributions with Respect to Unexchanged Shares................................ 7
         2.4       No Further Ownership Rights in Z-D Common Stock................................. 7
         2.5       No Fractional Shares of CNET Common Stock....................................... 7
         2.6       Termination of Exchange Fund.................................................... 8
         2.7       No Liability.................................................................... 8
         2.8       Investment of the Exchange Fund................................................. 8
         2.9       Lost Certificates............................................................... 8
         2.10      Withholding Rights.............................................................. 9
         2.11      Further Assurances.............................................................. 9
         2.12      Stock Transfer Books............................................................ 9

ARTICLE III

         REPRESENTATIONS AND WARRANTIES............................................................ 9
         3.1       Representations and Warranties of CNET and Merger Sub........................... 9
         3.2       Representations and Warranties of Z-D.......................................... 17

ARTICLE IV

         COVENANTS RELATING TO CONDUCT OF BUSINESS................................................ 29
         4.1       Covenants of CNET.............................................................. 29
         4.2       Covenants of Z-D............................................................... 31
         4.3       Governmental Filings........................................................... 35


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                                      -2-

ARTICLE V

         ADDITIONAL AGREEMENTS..................................................................... 36
         5.1       Preparation of Proxy Statement; Stockholders Meetings........................... 36
         5.2       Access to Information........................................................... 38
         5.3       Reasonable Best Efforts......................................................... 39
         5.4       Acquisition Proposals........................................................... 40
         5.5       Fees and Expenses............................................................... 42
         5.6       Directors' and Officers' Indemnification and Insurance.......................... 43
         5.7       Public Announcements............................................................ 43
         5.8       Accountant's Letters............................................................ 44
         5.9       Board of Directors.............................................................. 44
         5.10      Listing of Shares of CNET Common Stock.......................................... 44
         5.11      Affiliates...................................................................... 44
         5.12      The Spin-Off and Cash Dividend.................................................. 44

ARTICLE VI

         CONDITIONS PRECEDENT...................................................................... 45
         6.1       Conditions to Each Party's Obligation to Effect the Merger...................... 45
         6.2       Additional Conditions to Obligations of CNET.................................... 46
         6.3       Additional Conditions to Obligations of Z-D..................................... 47

ARTICLE VII

         TERMINATION AND AMENDMENT................................................................. 48
         7.1       Termination..................................................................... 48
         7.2       Effect of Termination........................................................... 50
         7.3       Amendment....................................................................... 52
         7.4       Extension; Waiver............................................................... 52

ARTICLE VIII

         GENERAL PROVISIONS........................................................................ 52
         8.1       Non-Survival of Representations, Warranties and Agreements...................... 52
         8.2       Notices......................................................................... 52
         8.3       Interpretation.................................................................. 53
         8.4       Counterparts.................................................................... 54
         8.5       Entire Agreement; No Third Party Beneficiaries.................................. 54
         8.6       Governing Law................................................................... 54
         8.7       Severability.................................................................... 54
         8.8       Assignment...................................................................... 55
         8.9       Submission to Jurisdiction; Waivers............................................. 55
         8.10      Enforcement..................................................................... 55
         8.11      Further Assurances.............................................................. 55
         8.12      Definitions..................................................................... 56


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                                      -3-


                                LIST OF EXHIBITS

Exhibit             Title
-------             -----
Exhibit A           Form of Z-D Stockholder Voting Agreement
Exhibit B           Form of CNET Stockholder Voting Agreement
Exhibit C           Form of Stockholder Agreement
Exhibit D           Form of Certificate of Incorporation of Surviving Corporation
Exhibit 6.2(c)(1)   Form of Representations Letter of CNET
Exhibit 6.2(c)(2)   Form of Representations Letter of Z-D

             AGREEMENT AND PLAN OF MERGER, dated as of July 19, 2000 (this "Agreement"), among Ziff-Davis Inc., a Delaware corporation ("Z-D"), CNET Networks, Inc., a Delaware corporation ("CNET"), and TD MERGER SUB, INC., a Delaware corporation ("Merger Sub").

                                    RECITALS

             Merger Sub is a wholly owned direct subsidiary of CNET that was organized by CNET solely as a vehicle to effect the Merger (as defined below) and has engaged in no other business activities and has conducted its business activities and operations only as contemplated hereby;

             The Boards of Directors of Z-D, CNET and Merger Sub deem it advisable and in the best interests of each corporation and its respective stockholders that Merger Sub merge into Z-D, upon the terms and subject to the conditions of this Agreement;

             Approval of the Merger and this Agreement requires a vote for adoption of this Agreement by the holders of shares of Ziff-Davis Inc. -- Z-D Common Stock, par value $0.01 per share, of Z-D (the "Z-D Common Stock") and Ziff-Davis Inc. -- Z-D Net Common Stock, par value $0.01 per share, of Z-D (the "Z-D Net Common Stock"), entitled to cast a majority of the votes entitled to be cast by the holders of all outstanding Z-D Common Stock and Z-D Net Common Stock, voting together as a single class, at a meeting at which a quorum is present, in the manner specified in the amended and restated certificate of incorporation of Z-D and otherwise in accordance with the law of the State of Delaware (the "Z-D Stockholder Approval"), and (y) the approval of the issuance of Common Stock, par value $0.0001 per share, of CNET (the "CNET Common Stock") pursuant to this Agreement, by the holders of a majority of the shares of CNET Common Stock entitled to vote thereon represented, in person or by proxy, at a meeting at which a quorum is present, in accordance with the rules of the NASDAQ Stock Market and the law of the State of Delaware (the "CNET Stockholder Approval");

             In furtherance thereof, the Board of Directors of each of Z-D, CNET and Merger Sub have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of Z-D Common Stock and Z-D Net Common Stock will be converted into the right to receive the Merger Consideration (as defined below);

             Key3Media Group, Inc., a subsidiary of Z-D ("Spin Co."), has filed, as part of a registration statement on Form S-1 (as amended from time to time, the "Spin-Off S-1"), a preliminary prospectus (such preliminary prospectus, as amended through the date hereof, the "Preliminary Spin-Off Prospectus") describing Z-D's current plans to recapitalize and spin off its trade show and conference business (the "Spin-Off") and to pay a cash dividend to the holders of Z-D Common Stock (the "Cash Dividend");

             As a condition and inducement to CNET's willingness to enter into this Agreement, SOFTBANK America Inc., a Delaware corporation ("Z-D Majority Stockholder"), is entering into an agreement dated as of the date hereof substantially in the form of Exhibit A (the "Z-D Stockholder Voting Agreement") pursuant to which Z-D Majority Stockholder has agreed, among other things, to vote all shares of Z-D Common Stock owned or acquired by it in favor of the adoption of this Agreement and the transactions contemplated hereby;

             As a condition and inducement of Z-D's willingness to enter into this Agreement, certain stockholders of CNET are entering into an agreement dated as of the date hereof substantially in the form of Exhibit B (the "CNET Stockholder Voting Agreement" and collectively with the Z-D Stockholder Voting Agreement, the "Voting Agreements") pursuant to which such stockholders have agreed, among other things, to vote all shares of CNET Common Stock owned or acquired by them in favor of approval of the issuance of CNET Common Stock pursuant to this Agreement;

             As a further condition and inducement to CNET and Z-D's willingness to enter into this Agreement, Z-D Majority Stockholder and CNET desire to enter into a stockholder agreement substantially in the form of Exhibit C (the "Stockholder Agreement"); and

             For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").


                                    AGREEMENT

             NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby and thereby, the parties hereto agree as follows:


                                    ARTICLE I

                       THE MERGER; CERTAIN RELATED MATTERS

         1.1 The Merger.

             Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time:

             (a) The Surviving Corporation. Upon the terms and subject to the conditions of this Agreement, Merger Sub shall merge with and into Z-D (the "Merger"), the separate existence of Merger Sub shall cease and Z-D (sometimes hereinafter referred to as the "Surviving Corporation") shall survive the Merger. The name of the Surviving Corporation shall be "CNET Networks, Inc.". The Surviving Corporation shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Surviving Corporation with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

         1.2 Closing.

             Upon the terms and subject to the conditions set forth in Article VI and the termination rights set forth in Article VII, the closing of the Merger (the "Closing") will take place on the second Business Day after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date (as defined below)) set forth in Article VI, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Simpson Thacher & Bartlett, 3373 Hillview Avenue, Palo Alto, California 94304, unless another place is agreed to in writing by the parties hereto.

         1.3 Effective Time.

             As soon as practicable following the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI, at the Closing the parties shall file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as is required by and executed and acknowledged in accordance with the relevant provisions of the DGCL and make all other filings or recordings required under the DGCL. The Merger shall become effective at (i) the date and time the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or (ii) such subsequent time as CNET, Merger Sub and Z-D shall agree and as shall be specified in the Certificate of Merger (such time as the Merger becomes effective being the "Effective Time").

         1.4 Effects of the Merger.

             At and after the Effective Time, the Merger will have the effects set forth in the applicable provisions of the DGCL.

         1.5 Charter and Bylaws.

             (a) Certificate of Incorporation. At the Effective Time, and without any further action on the part of CNET or Merger Sub, the certificate of incorporation of Z-D as in effect at the Effective Time shall be amended and restated to read in its entirety as set forth in Exhibit D, which shall be the certificate of incorporation of the Surviving Corporation.

             (b) Bylaws. At the Effective Time, and without any further action on the part of CNET or Merger Sub, the bylaws of Merger Sub as in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         1.6 Officers and Directors.

             The officers of Z-D immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         1.7 Effect on Common Stock.

             As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Z-D Common Stock, Z-D Net Common Stock or of any shares of Merger Sub Common Stock (as defined below):

             (a) Common Stock of Merger Sub. Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub (the "Merger Sub Common Stock") shall, by virtue of the Merger, be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

             (b) Cancellation of Merger Sub-Owned Z-D Common Stock and Z-D Net Common Stock. Each share of Z-D Common Stock and Z-D Net Common Stock that is owned by CNET or Merger Sub shall automatically be canceled and retired and shall cease to exist, and no cash, CNET Common Stock or other consideration shall be delivered or deliverable in exchange therefore.

             (c) Conversion of Z-D Common Stock and Z-D Net Common Stock. Subject to Section 2.5, (i) each issued and outstanding share of Z-D Common Stock (other than shares canceled pursuant to Section 1.7(b)), shall be converted into the right to receive a fraction equal to the Z-D Exchange Ratio of a share of CNET Common Stock and (ii) each issued and outstanding share of Z-D Net Common Stock (other than shares canceled pursuant to Section 1.7(b)) shall be converted into the right to receive a fraction equal to the Z-D Net Exchange Ratio of a share of CNET Common Stock. The "Z-D Exchange Ratio" means
0.3397 and the "Z-D Net Exchange Ratio" means 0.5932. The amount of CNET Common Stock into which each such share of Z-D Common Stock and Z-D Net Common Stock, as the case may be, is converted is referred to herein as the "Merger Consideration".

             (d) Cancellation and Retirement of Z-D Common Stock and Z-D Net Common Stock. As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Z-D Common Stock and Z-D Net Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Z-D Common Stock or Z-D Net Common Stock (such certificate or other evidence of ownership, a "Certificate") shall thereafter cease to have any rights with respect to such shares of Z-D Common Stock or Z-D Net Common Stock, except the right (subject to Section 1.9) to receive the applicable Merger Consideration (and cash in lieu of fractional shares of CNET Common Stock) to be issued or paid in consideration therefore upon surrender of such Certificate in accordance with Article II.

             (e) Cancellation of Treasury Stock. Subject to Section 2.5, each share of Z-D Common Stock and Z-D Net Common Stock issued and owned or held by Z-D or any Subsidiary of Z-D at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired, and no consideration shall be delivered in exchange therefor.

         1.8 Treatment of Stock Options and Other Equity-Based Awards.

             Each outstanding option to purchase Z-D Common Stock (a "Z-D Common Stock Option") or Z-D Net Common Stock (a "Z-D Net Stock Option") granted prior to the Effective Time and which remains outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Z-D Common Stock or Z-D Net Common Stock, as the case may be, and shall be converted (each, as so converted, a "Z-D Converted Option"), at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the Z-D Common Stock Option or Z-D Net Stock Option, as the case may be (but taking into account any change thereto, including the acceleration thereof provided for in the Z-D Stock Option Plans (as defined in Section 3.2(b)) or in any award agreement by reason of this Agreement or the transactions contemplated hereby) that number of shares of CNET Common Stock determined by (i) in the case of each Z-D Common Stock Option, multiplying the number of shares of Z-D Common Stock subject to such Z-D Common Stock Option by the Z-D Exchange Ratio, rounded, if necessary, to the nearest whole share of CNET Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Z-D Common Stock Option divided by the Z-D Exchange Ratio and (ii) in the case of each Z-D Net Stock Option, multiplying the number of shares of Z-D Net Common Stock subject to such Z-D Net Stock Option by the Z-D Net Exchange Ratio, rounded, if necessary, to the nearest whole share of CNET Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Z-D Net Stock Option divided by the Z-D Net Exchange Ratio; provided, however, that in the case of any Z-D Common Stock Option or Z-D Net Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

         1.9 Certain Adjustments.

             If, between the date of this Agreement and the Effective Time (and as permitted by Sections 4.1 and 4.2), the outstanding shares of CNET Common Stock or the outstanding shares of Z-D Common Stock or Z-D Net Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, reverse stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities (other than the Spin-Off) shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration (as defined in Section 1.7(c)) shall be appropriately adjusted to provide to the holders of Z-D Common Stock, Z-D Net Common Stock, Z-D Common Stock Options, Z-D Net Stock Options and CNET Common Stock the same economic effect as contemplated by this Agreement prior to such event.

                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

         2.1 Exchange Fund.

             Prior to the Effective Time, CNET shall appoint a commercial bank or trust company reasonably acceptable to Z-D, or a subsidiary thereof, to act as exchange agent hereunder for the purpose of exchanging Certificates for the applicable Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, CNET shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Z-D Common Stock and Z-D Net Common Stock, certificates representing the shares of CNET Common Stock issuable pursuant to
Section 1.7 in exchange for outstanding shares of Z-D Common Stock and Z-D Net Common Stock, as the case may be. CNET agrees to make available to the Exchange Agent from time to time, as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5 and any dividends and other distributions pursuant to Section 2.3. Any cash and certificates representing CNET Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund".

         2.2 Exchange Procedures.

             Promptly after the Effective Time, CNET shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Z-D may reasonably specify (such letter to be reasonably acceptable to Z-D prior to the Effective Time) and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration, together with any dividends and other distributions with respect thereto and any cash in lieu of fractional shares. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefore (A) one or more shares of CNET Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section
1.7 (after taking into account all shares of Z-D Common Stock and Z-D Net Common Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this
Article II, including cash in lieu of any fractional shares of CNET Common Stock pursuant to Section 2.5 and dividends and other distributions pursuant to
Section 2.3. No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 2.5. In the event of a transfer of ownership of Z-D Common Stock or Z-D Net Common Stock which is not registered in the transfer records of Z-D a certificate evidencing, in the aggregate, the proper number of shares of CNET Common Stock, a check in the proper amount of cash in lieu of any fractional shares of CNET Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such Z-D Common Stock or Z-D Net Common Stock, as applicable, to such a transferee if the Certificate representing such shares of Z-D Common Stock or Z-D Net Common Stock, as applicable, is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

         2.3 Distributions with Respect to Unexchanged Shares.

             No dividends or other distributions with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CNET Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of CNET Common Stock shall be paid to any such holder pursuant to Section 2.5 until such holder shall surrender such Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder thereof without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of CNET Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of CNET Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such shares of CNET Common Stock.

         2.4 No Further Ownership Rights in Z-D Common Stock.

             All shares of CNET Common Stock issued and cash paid upon conversion of shares of Z-D Common Stock and Z-D Net Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Sections 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Z-D Common Stock and Z-D Net Common Stock, as the case may be.

         2.5 No Fractional Shares of CNET Common Stock.

             (a) No certificates or scrip or shares of CNET Common Stock representing fractional shares of CNET Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of CNET or a holder of shares of CNET Common Stock.

             (b) Notwithstanding any other provision of this Agreement, each holder of shares of Z-D Common Stock or Z-D Net Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of CNET Common Stock (determined after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of CNET Common Stock multiplied by (ii) the closing price for a share of CNET Common

Stock as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the first trading day following the date on which the Effective Time occurs. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify CNET, and CNET shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

         2.6 Termination of Exchange Fund.

             Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall, at CNET's request, be delivered to CNET or otherwise on the instruction of CNET, and any holders of the Certificates who have not theretofore complied with this Article II shall after such delivery look only to CNET for the Merger Consideration with respect to the shares of Z-D Common Stock and Z-D Net Common Stock formerly represented thereby to which such holders are entitled pursuant to Sections 1.7 and 2.2, any cash in lieu of fractional shares of CNET Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of CNET Common Stock to which such holders are entitled pursuant to Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Z-D Common Stock or Z-D Net Common Stock, as the case may be, immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.1(c)(iii)) shall, to the extent permitted by law, become the property of CNET free and clear of any claims or interest of any Person previously entitled thereto.

         2.7 No Liability.

             None of CNET, Merger Sub, Z-D, Z-D Majority Stockholder or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         2.8 Investment of the Exchange Fund.

             The Exchange Agent shall invest any cash included in the Exchange Fund as directed by CNET on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to Z-D stockholders pursuant to
Article I and the other provisions of this Article II. Any interest and other income resulting from such investments shall promptly be paid to CNET.

         2.9 Lost Certificates.

             If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by CNET, the posting by such Person of a bond in such reasonable amount as CNET may direct as indemnity against any claim that may be made against it with respect to such

Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Z-D Common Stock and Z-D Net Common Stock formerly represented thereby, any cash in lieu of fractional shares of CNET Common Stock, and unpaid dividends and distributions on shares of CNET Common Stock deliverable in respect thereof, pursuant to this Agreement.

         2.10 Withholding Rights.

              CNET shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Z-D Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by CNET, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Z-D Common Stock or Z-D Net Common Stock in respect of which such deduction and withholding was made by CNET.

         2.11 Further Assurances.

              At and after the Effective Time, the officers and directors of CNET will be authorized to execute and deliver, in the name and on behalf of Merger Sub or Z-D, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Merger Sub or Z-D, any other actions and things to vest, perfect or confirm of record or otherwise in CNET any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by CNET as a result of, or in connection with, the Merger.

         2.12 Stock Transfer Books.

              The stock transfer books of Z-D shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Z-D Common Stock or Z-D Net Common Stock thereafter on the records of Z-D. On or after the Effective Time, any Certificates presented to the Exchange Agent or CNET for any reason shall be converted into the right to receive the applicable Merger Consideration with respect to the shares of Z-D Common Stock or Z-D Net Common Stock formerly represented thereby (including any cash in lieu of fractional shares of CNET Common Stock to which the holders thereof are entitled pursuant to Section 2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3).


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         3.1 Representations and Warranties of CNET and Merger Sub.

              Except as disclosed in the CNET Filed SEC Reports (as defined in Section 3.1(d)(ii)) or as set forth in the CNET Disclosure Schedule delivered by CNET to Z-D prior to the execution of this Agreement (the "CNET Disclosure Schedule"), CNET and Merger Sub jointly and severally represent and warrant to Z-D as follows:

              (a) Organization, Standing and Power; Subsidiaries.

              (i) CNET is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary (as defined in Section 8.12) of CNET, including Merger Sub, is a corporation or other organization duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.12) on CNET or Merger Sub. CNET and each Subsidiary of CNET is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CNET or Merger Sub. The copies of the certificate of incorporation and bylaws of CNET and Merger Sub that were previously furnished or made available to Z-D are true, complete and correct copies of such documents as in effect on the date of this Agreement.

              (ii) Exhibit 21 to CNET's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 includes all the Subsidiaries of CNET which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC")). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable and are, except as set forth in such Form 10-K, owned directly or indirectly by CNET, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws.

              (b) Capital Structure.

              (i) As of July 17, 2000, the authorized capital stock of CNET consists of (A) 400,000,000 shares of CNET Common Stock, of which (v) 85,451,249 shares were issued and outstanding, (w) no shares were held in treasury, (x) 13,343,501 shares were reserved for future issuance pursuant to outstanding stock options and shares reserved under stock option plans, (y) 1,400,000 shares were reserved for issuance pursuant to an employee stock purchase plan, and (z) 4,622,623 shares were reserved for issuance upon conversion of CNET's 5% convertible notes due 2006; and (B) 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding. Except as described in this Section 3.1(b), as of the date of this Agreement, no shares of capital stock of CNET are reserved for any purpose. All issued and outstanding shares of capital stock of CNET are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of (nor are any of the authorized shares of capital stock of CNET subject to) any preemptive or similar rights created by statute, the certificate of incorporation or bylaws of CNET, or any agreement to which CNET is a party or bound.

              (ii) No bonds, debentures, notes or other indebtedness of CNET having the right to vote on any matters on which holders of capital stock of CNET may vote are issued or outstanding.

              (iii) Except as set forth in this Section 3.1(b), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which CNET or any of its Significant Subsidiaries is a party relating to the issued or unissued capital stock of CNET or any of its Significant Subsidiaries or obligating CNET or any of its Significant Subsidiaries to grant, issue or sell any shares of the capital stock of CNET or any of its Significant Subsidiaries, by sale, lease, license or otherwise. As of the date of this Agreement, there are no obligations, contingent or otherwise, of CNET or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any shares of CNET Common Stock or other capital stock of CNET or any of its Significant Subsidiaries. As of July 17, 2000, there were 10,614,999 CNET Stock Options outstanding with an exercise price below $32.1875 per share and those options have an average exercise price of $13.3148 per share.

              (iv) Shareholders of CNET Common Stock have the right to vote on all matters put forth to the shareholders of CNET.

              (v) The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock. As of the date of this Agreement, 100 shares of Merger Sub Common Stock were issued and outstanding and held by CNET, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Merger Sub's certificate of incorporation or bylaws or any agreement to which Merger Sub is a party or is bound.

              (vi) The shares of CNET Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, CNET's certificate of incorporation or bylaws or any agreement to which CNET is a party or is bound.

              (c) Authority; No Conflicts.

              (i) CNET and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby, subject, in the case of the consummation of the Merger, to the approval by the CNET Stockholder Approval. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CNET and Merger Sub and no other corporate proceedings on the part of CNET or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject in the case of the consummation of the Merger, to the CNET Stockholder Approval. This Agreement has been duly executed and delivered by CNET and Merger Sub and constitutes a valid and binding agreement of CNET and Merger Sub, enforceable against each of CNET and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

              (ii) The execution and delivery of this Agreement by CNET and Merger Sub do not, and the consummation by CNET and Merger Sub of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien, charge, "put" or "call" right or other encumbrance on, or the loss of, any assets, including Intellectual Property (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the certificate of incorporation or bylaws or similar organizational document of CNET, Merger Sub or any Significant Subsidiary of CNET, or (B) except as (1) individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CNET or Merger Sub or (2) would not prevent or materially delay the consummation of the Merger, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph
(iii) below, and except with respect to employee stock options and other awards, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CNET, Merger Sub or any Subsidiary of CNET or their respective properties or assets.

              (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity") or any other Person, is required by or with respect to CNET, Merger Sub or any Subsidiary of CNET in connection with the execution and delivery of this Agreement by CNET or Merger Sub, as applicable, or the consummation by CNET and Merger Sub of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) state securities or "blue sky" laws (the "Blue Sky Laws"), (C) the Securities Act of 1933, as amended (the "Securities Act"), (D) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (E) the DGCL with respect to the filing of the Certificate of Merger, (F) the rules and regulations of the NASDAQ or of The New York Stock Exchange, (G) antitrust or other competition laws of other jurisdictions and (H) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CNET. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (G) are hereinafter referred to as "Necessary Consents".

              (d) Reports and Financial Statements of CNET.

              (i) CNET has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since December 31, 1997 (collectively, the "CNET SEC Reports"). No Subsidiary of CNET is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the CNET SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included or incorporated by reference in the CNET SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of CNET and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements of CNET, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount. All of such CNET SEC Reports, as of their respective dates (and as of the date of any amendment to the respective CNET SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

              (ii) Except as disclosed in the CNET SEC Reports filed and publicly available prior to the date hereof (the "CNET Filed SEC Reports"), CNET and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of CNET and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business, (B) liabilities incurred in accordance with Section 4.1 or (C) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CNET.

              (e) Information Supplied.

              (i) None of the information supplied or to be supplied by CNET for inclusion or incorporation by reference in (A) the Form S-4 (as defined in Section 5.1) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) the Joint Proxy Statement/Prospectus (as defined in Section 5.1) will, on the date it is first mailed to Z-D stockholders or CNET stockholders or at the time of the Z-D Stockholders Meeting or the CNET Stockholders Meeting (each as defined in Section 5.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

              (ii) Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by CNET with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by Z-D for inclusion or incorporation by reference therein.

              (f) Board Approvals.

              (i) CNET Board Approval. The Board of Directors of CNET, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "CNET Board Approval"), has duly (A) determined that this Agreement and the Merger are fair to and in the best interests of CNET and its stockholders and declared the Merger to be advisable, (B) approved this Agreement, the CNET Stockholders Voting Agreement and the Merger and the consummation of the transactions contemplated hereby, (C) approved the acquisition of CNET Common Stock by Z-D Majority Stockholder pursuant to the Merger for purposes of Section 203 of the DGCL and (D) recommended that the stockholders of CNET approve the issuance of CNET Common Stock pursuant to this Agreement and directed that such matter be submitted for consideration by CNET's stockholders at the CNET Stockholders Meeting. The CNET Board Approval constitutes approval of this Agreement and the Merger and the transactions contemplated hereby for purposes of Section 203 of the DGCL. To the knowledge of CNET, except for Section 203 of the DGCL (which has been rendered inapplicable by the approval described in clause (C) above), no state takeover statute is applicable to this Agreement or the Merger or the other transactions contemplated hereby.

              (ii) Merger Sub Board Approval. The Board of Directors of Merger Sub, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Merger Sub Board Approval"), has duly (A) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its stockholders and declared the Merger to be advisable, and (B) approved this Agreement, the Merger, the CNET Stockholders Voting Agreement and the consummation of the transactions contemplated hereby. The Merger Sub Board Approval constitutes approval of this Agreement and the Merger and the transactions contemplated hereby for purposes of Section 203 of the DGCL. To the knowledge of Merger Sub, except for Section 203 of the DGCL (which has been rendered inapplicable by the approval described in clause (ii)(B) above), no state takeover statute is applicable to this Agreement or the Merger or the other transactions contemplated hereby.

              (g) Vote Required. The CNET Stockholder Approval as required by the rules of the NASDAQ is the only vote of the holders of any class or series of CNET capital stock necessary to approve or adopt this Agreement and the Merger and to consummate the Merger and the other transactions contemplated hereby.

              (h) Litigation; Compliance with Laws.

              (i) There are no suits, actions, judgments or proceedings (collectively, "Actions") pending or, to the knowledge of CNET, threatened, against or affecting CNET or any Subsidiary of CNET or any property or asset of CNET or any Subsidiary of CNET which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CNET, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against CNET or any Subsidiary of CNET which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CNET.

              (ii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CNET, CNET and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses as now being conducted of CNET and its Subsidiaries, taken as a whole (the "CNET Permits"), and no suspension or cancellation of any of the CNET Permits is pending or, to the knowledge of CNET, threatened. CNET and its Subsidiaries are in compliance with the terms of the CNET Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CNET. Neither CNET nor its Subsidiaries is in violation of, and CNET and its Subsidiaries have not received any notices of violations with respect to, any laws, statutes, ordinances, rules or regulations of any Governmental Entity, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CNET.

              (i) Absence of Certain Changes or Events.

              Except for liabilities permitted to be incurred in accordance with this Agreement or the transactions contemplated hereby, since December 31, 1999, CNET and its Subsidiaries (including Merger Sub) have conducted their business only in the ordinary course and in a manner consistent with past practice and, since December 31, 1999, there have not been any changes, circumstances or events which, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on CNET.

              (j) Intellectual Property.

              Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CNET: (i) CNET and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (ii) to the knowledge of CNET, the use of any Intellectual Property by CNET and its Subsidiaries does not infringe on or otherwise violate the rights of any Person; (iii) the use of the Intellectual Property by CNET or any Subsidiary of CNET is in accordance with applicable licenses pursuant to which CNET or any Subsidiary of CNET acquired the right to use any such Intellectual Property; and (iv) to the knowledge of CNET, no Person is challenging, infringing on or otherwise violating any right of CNET or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to CNET or its Subsidiaries or has received notice of any alleged infringement. As of the date of this Agreement except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on CNET, neither CNET nor any of its Subsidiaries has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by CNET and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by CNET or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, internet domain names, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights.

             (k) Opinion of CNET Financial Advisor.

             CNET has received the opinion of Lazard Freres & Co., dated the date of this Agreement, to the effect that, as of such date, the Z-D Exchange Ratio and the Z-D Net Exchange Ratio are fair to CNET, from a financial point of view, a copy of which opinion will be made available to Z-D promptly after the date of this Agreement.

             (l) Taxes.

             (i) Each of CNET and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained), has paid all Taxes required to have been paid by it (whether or not shown as due on any Tax Return), and has established an appropriate accrual for all Taxes not yet paid through March 31, 2000; (ii) all Tax Returns filed by CNET and its Subsidiaries are true, complete and correct in all material respects; (iii) no material claim for unpaid Taxes has become a lien against the property of CNET or any of its Subsidiaries or is being asserted against CNET or any of its Subsidiaries; (iv) no material audit or other proceeding with respect to any Taxes due from CNET or any of its Subsidiaries or any Tax Return of CNET or any of its Subsidiaries is pending or threatened in writing, or being conducted by a Tax authority; (v) none of CNET or any of its Subsidiaries (A) has, since January 1, 1997, been a member of a Consolidated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was CNET) or had any liability arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or (B) has any other liability for the Taxes of any person as a transferee or successor, by contract, or otherwise; (vi) no consent under
Section 341(f) of the Code has been filed with respect to CNET or any of its Subsidiaries; (vii) all material Taxes required to be withheld, collected or deposited by or with respect to CNET and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority; (viii) none of CNET or any of its Subsidiaries has been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which section 355 of the Code is applicable; (ix) none of CNET or any of its Subsidiaries has agreed to make or is required to make any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise or is otherwise required to include any amounts in income for a period following the Closing that was economically accrued in a period prior to the Closing; (x) none of CNET or any of its Subsidiaries is a party to, is bound by or has any obligation under, any Tax sharing agreement or similar contract or arrangement; and (xi) no closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to CNET or any of its Subsidiaries.

             (m) Brokers or Finders.

             No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CNET, except Lazard Freres & Co., whose fees and expenses will be paid by CNET. CNET has provided to Z-D a true, correct and complete copy of CNET's agreement with Lazard Freres & Co. relating to this Agreement and the Merger.

         3.2 Representations and Warranties of Z-D.

             Except as disclosed in the Z-D Filed SEC Reports (as defined in Section 3.2(d)(ii)) or as set forth in the Z-D Disclosure Schedule delivered by Z-D to CNET prior to the execution of this Agreement (the "Z-D Disclosure Schedule"), Z-D represents and warrants to CNET as follows:

             (a) Organization, Standing and Power; Subsidiaries.

             (i) Z-D is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of Z-D is a corporation or other organization duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Z-D. Each of Z-D and its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Z-D. The copies of the certificate of incorporation and bylaws of Z-D which were previously furnished or made available to CNET are true, complete and correct copies of such documents as in effect on the date of this Agreement.

             (ii) Section 3.2(a)(ii) of the Z-D Disclosure Schedule lists all the Subsidiaries of Z-D as of the date of this Agreement. Except as set forth in
Schedule 3.2(a)(ii) of the Z-D Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable and are owned directly or indirectly by Z-D, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Other than as set forth on Schedule 3.2(a)(ii), as of the date of this Agreement, neither Z-D nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries).

             (b) Capital Structure.

             (i) As of July 17, 2000, the authorized capital stock of Z-D consists of (A) 210,000,000 shares of Z-D Common Stock of which (1) 106,620,886 shares of Z-D Common Stock were issued and outstanding and (2) 16,834,581 shares of Z-D Net Common Stock were issued and outstanding and (B) 10,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued or outstanding. From July 17, 2000 to the date of this Agreement, there have been no issuances of shares of the capital stock of Z-D or any other securities of Z-D other than issuances of shares pursuant to options or rights outstanding as of July 17, 2000. All issued and outstanding shares of the capital stock of Z-D, including the Z-D Net Common Stock, are duly authorized, validly issued, fully paid and nonassessable, and free of any preemptive rights. None of the Subsidiaries of Z-D own any shares of Z-D capital stock. As of July 17, 2000 there were no options, warrants or other rights outstanding to acquire capital stock from Z-D other than the Z-D Stock Options (as defined in the next sentence). The options and other rights to acquire Z-D Common Stock or Z-D Net Common Stock from Z-D representing the right to purchase shares of Z-D Common Stock or Z-D Net Common Stock, as the case may be, together with other employee stock options issued by Z-D after the date hereof in accordance with the Z-D Stock Option Plans (as defined in the next sentence) and Section 4.2, are referred to herein collectively as the "Z-D Stock Options"). The Z-D Stock Options have been granted under the Z-D 1998 Incentive Compensation Plan (the "Z-D Stock Option Plans"). As of July 17, 2000, (i) there were 9,101,828 options to purchase Z-D Net Common Stock outstanding with an exercise price below $19.0936 per share and those options have an average exercise price of $6.5806 per share and (ii) there were 3,007,914 options to purchase Z-D Common Stock outstanding with an exercise price below $16.4350 per share and those options have an average exercise price of $8.7994 per share.

             (ii) No bonds, debentures, notes or other indebtedness of Z-D having the right to vote on any matters on which holders of capital stock of Z-D may vote ("Z-D Voting Debt") are issued or outstanding.

             (iii) Except as set forth in this Section 3.2(b) and Section 3.2(b) of the Z-D Disclosure Schedule, and other than in connection with the Spin-Off, as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Z-D or any of its Subsidiaries is a party relating to the issued or unissued capital stock of Z-D or any of its Significant Subsidiaries or obligating Z-D or any of its Subsidiaries to grant, issue or sell any shares of the capital stock of Z-D or any of its Significant Subsidiaries, by sale, lease, license or otherwise. As of the date of this Agreement, except as set forth in Section 3.2(b) of the Z-D Disclosure Schedule, there are no obligations, contingent or otherwise, of Z-D or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Z-D Common Stock or Z-D Net Common Stock or other capital stock of Z-D or any of its Significant Subsidiaries.

             (iv) As of the date hereof, assuming the number of votes per share of Z-D Net Common Stock at the Z-D Stockholders Meeting (as determined in accordance with the Amended and Restated Certificate of Incorporation of Z-D) equals the Z-D Net Exchange Ratio divided by the Z-D Exchange Ratio, Z-D Majority Stockholder will for purposes of the Z-D Stockholders Meeting own of record at least a majority of the voting power of the shares of Z-D Common Stock and Z-D Net Common Stock entitled to vote at the Z-D Stockholders Meeting.

             (c) Authority; No Conflicts.

             (i) Z-D has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the Z-D Stockholder Approval. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Z-D and no other corporate proceedings on the part of Z-D are necessary to authorize the execution and delivery of the Agreement or to consummate the Merger and the other transactions contemplated hereby, subject in the case of the consummation of the Merger, to the Z-D Stockholder Approval. This Agreement has been duly executed and delivered by Z-D and constitutes a valid and binding agreement of Z-D, enforceable against Z-D in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

             (ii) The execution and delivery of this Agreement by Z-D does not, and the consummation by Z-D of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the certificate of incorporation or bylaws or similar organizational document of Z-D or any Significant Subsidiary of Z-D or (B) except as (1) individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Z-D or (2) would not prevent or materially delay the consummation of the Merger, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below and except with respect to employee stock options and other awards, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Z-D or any Subsidiary of Z-D or their respective properties or assets.

             (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Z-D or any Subsidiary of Z-D in connection with the execution and delivery of this Agreement by Z-D or the consummation of the Merger and the other transactions contemplated hereby, except the Necessary Consents and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Z-D.

             (iv) For so long as this Agreement may be in effect, Z-D will not consummate the merger contemplated by the Agreement and Plan of Merger dated as of February 7, 2000, between Z-D and Z-D Merger Subsidiary Inc.

             (d) Reports and Financial Statements.

             (i) Z-D has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since December 31, 1997 (collectively, the "Z-D SEC Reports"). No Subsidiary of Z-D is required to file any form, report, registration statement, prospectus or other document with the SEC other than in connection with the Spin-Off. None of the Z-D SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included or incorporated by reference in the Z-D SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Z-D and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements of Z-D, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount. All of such Z-D SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Z-D SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

             (ii) Except as disclosed in the Z-D SEC Reports filed and publicly available prior to the date hereof (the "Z-D Filed SEC Reports"), Z-D and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Z-D and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business, (B) liabilities incurred in accordance with Section 4.2, or (C) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Z-D.

             (iii) A registration statement on Form S-1, as amended through the date hereof and as may be subsequently amended (the "Spin Co. S-1"), with respect to the common stock, par value $.01 per share (the "Spin Co. Common Stock"), of Spin Co. to be offered in connection with the Spin-Off have (i) been prepared by Spin Co. in conformity with the requirements of the Securities Act and the rules and regulations (the "Rules and Regulations") of the SEC thereunder, and (ii) been filed with the SEC under the Securities Act. Copies of the Spin Co. S-1 have been delivered by Z-D to CNET. The Spin Co. S-1 conforms (and any prospectus and any further amendments or supplements to the Spin Co. S-1, when they become effective or are filed with the SEC, as the case may be, will conform) in all material respects with the applicable requirements of the Securities Act and the Rules and Regulations and do not and will not, as of the applicable effective date (as to the Spin Co. S-1 and any amendment thereto) and as of the applicable filing date (as to any prospectus and any amendment or supplement thereto) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

             (iv) The financial statements (including the related notes filed as part of the Spin Co. S-1 or included in any prospectus) present fairly, in all material respects, the combined financial condition and combined results of operations of Spin Co., at the dates and for the periods indicated, and have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, except as otherwise noted therein.

             (e) Information Supplied.

             (i) None of the information supplied or to be supplied by Z-D for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to Z-D stockholders or CNET stockholders or at the time of the Z-D Stockholders Meeting or the CNET Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the Rules and Regulations of the SEC thereunder.

             (ii) Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by Z-D with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by or on behalf of CNET for inclusion or incorporation by reference therein.

             (f) Board Approval.

             The Board of Directors of Z-D, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Z-D Board Approval"), has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Z-D, the holders of Z-D Common Stock and the holders of Z-D Net Common Stock and declared the Merger to be advisable, (ii) approved this Agreement, the Merger and the consummation of the transactions contemplated hereby and (iii) recommended that the stockholders of Z-D adopt this Agreement and directed that such matter be submitted for consideration by Z-D's stockholders at the Z-D Stockholders Meeting. The Z-D Board Approval constitutes approval of this Agreement, the Merger and the consummation of the transactions contemplated hereby (including, without limitation, the Z-D Stockholder Voting Agreement) for purposes of Section 203 of the DGCL. To the knowledge of Z-D, except for Section 203 of the DGCL (which has been rendered inapplicable by the approval in clause (ii) above), no state takeover statute is applicable to this Agreement or the Merger or the other transactions contemplated hereby (including the Z-D Stockholder Voting Agreement).

             (g) Vote Required.

             The Z-D Stockholder Approval is the only vote of the holders of any class or series of Z-D capital stock necessary to approve or adopt this Agreement and the Merger and to consummate the Merger and the other transactions contemplated hereby.

             (h) Litigation; Compliance with Laws.

             (i) Except as set forth in Section 3.2(h) of the Z-D Disclosure Schedule, there are no Actions pending or, to the knowledge of Z-D, threatened, against or affecting Z-D or any Subsidiary of Z-D or any property or asset of Z-D or any Subsidiary of Z-D which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Z-D, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Z-D or any Subsidiary of Z-D which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Z-D.

             (ii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Z-D, Z-D and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses as now being conducted of Z-D and its Subsidiaries, taken as a whole (the "Z-D Permits"), and no suspension or cancellation of any of the Z-D Permits is pending or, to the knowledge of Z-D, threatened. Z-D and its Subsidiaries are in compliance with the terms of the Z-D Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Z-D. Neither Z-D nor its Subsidiaries is in violation of, and Z-D and its Subsidiaries have not received any notices of violations with respect to, any laws, statutes, ordinances, rules or regulations of any Governmental Entity, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Z-D.

             (i) Absence of Certain Changes or Events.

             Except for liabilities permitted to be incurred in accordance with this Agreement or the transactions contemplated hereby and except as described in the Z-D SEC Reports, since December 31, 1999, Z-D and its Subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practice and, since December 31, 1999, there have not been any changes, circumstances or events which, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on Z-D.

             (j) Intellectual Property.

             Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Z-D: (i) Z-D and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the knowledge of Z-D, the use of any Intellectual Property by Z-D and its Subsidiaries does not infringe on or otherwise violate the rights of any Person; (iii) the use of the Intellectual Property by Z-D or any Subsidiary of Z-D is in accordance with applicable licenses pursuant to which Z-D or any Subsidiary of Z-D acquired the right to use any such Intellectual Property; and (iv) to the knowledge of Z-D, no Person is challenging, infringing on or otherwise violating any right of Z-D or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Z-D or its Subsidiaries or has received notice of any alleged or threatened infringement. As of the date of this Agreement, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Z-D, neither Z-D nor any of its Subsidiaries has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Z-D and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by Z-D or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. Section 3.2(j) of the Z-D Disclosure Schedule sets forth (i) a list of any written claim that Intellectual Property used by Z-D and its Subsidiaries infringes on or otherwise violates the rights of any Person; and (ii) a list of any written claim by Z-D that another Person is infringing on or otherwise violating, any right of Z-D or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Z-D or its Subsidiaries.

             (k) Opinion of Z-D Financial Advisor.

             Z-D has received the opinion of Morgan Stanley Dean Witter, dated the date of this Agreement, to the effect that, as of such date, the Z-D Exchange Ratio is fair, from a financial point of view, to the holders of Z-D Common Stock, and the Z-D Net Exchange Ratio is fair, from a financial point of view, to the holders of the Z-D Net Common Stock. A copy of such opinion will be made available to CNET promptly after the date of this Agreement.

             (l) Taxes.

             (i) Except as set forth in Section 3.2(l) of the Z-D Disclosure Schedule, each of Z-D and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained), has paid all Taxes required to have been paid by it (whether or not shown as due on any Tax Return), and has established an appropriate accrual for all Taxes not yet paid through March 31, 2000; (ii) all Tax Returns filed by Z-D and its Subsidiaries are true, complete and correct in all material respects; (iii) no material claim for unpaid Taxes has become a lien against the property of Z-D or any of its Subsidiaries or is being asserted against Z-D or any of its Subsidiaries; (iv) no material audit or other proceeding with respect to any Taxes due from Z-D or any of its Subsidiaries or any Tax Return of Z-D or any of its Subsidiaries is pending or threatened in writing, or being conducted by a Tax authority; (v) none of Z-D or any of its Subsidiaries (A) has, since January 1, 1997, been a member of a Consolidated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Z-D) or had any liability arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or (B) has any other liability for the Taxes of any person as a transferee or successor, by contract, or otherwise; (vi) no consent under Section 341(f) of the Code has been filed with respect to Z-D or any of its Subsidiaries; (vii) all material Taxes required to be withheld, collected or deposited by or with respect to Z-D and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority; (viii) none of Z-D or any of its Subsidiaries has been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which section 355 of the Code is applicable; (ix) none of Z-D or any of its Subsidiaries has agreed to make or is required to make any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise or is otherwise required to include any amounts in income for a period following the Closing that was economically accrued in a period prior to the Closing; (x) none of Z-D or any of its Subsidiaries is a party to, is bound by or has any obligation under, any Tax sharing agreement or similar contract or arrangement; (xi) no closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Z-D or any of its Subsidiaries.

             (m) Certain Contracts.

             As of the date hereof, except as disclosed in the Z-D Filed SEC Reports or on Schedule 3.2(m) of the Z-D Disclosure Schedule, neither Z-D nor any of its Subsidiaries (other than Z-D Events, Inc.) is a party to or bound by
(i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) any joint ventures, partnerships, or similar arrangements; (iii) other agreements or arrangements that give rise to a right of the other parties thereto to terminate such material contract or to a right of first refusal or similar right thereunder as a result of the execution and delivery of this Agreement and the consummation by Z-D of the Merger and the other transactions contemplated hereby; or (iv) any agreements, licenses or other arrangements that contain exclusive grants of rights that could, after the Effective Time, restrict CNET or any of its Affiliates or any successor thereto, from engaging in or competing with any line of business or in any geographic area (collectively, the "Z-D Material Contracts"). All Z-D Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Z-D. Neither Z-D nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, any Z-D Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Z-D.

             (n) Employee Benefits.

             (i) Section 3.2(n) of the Z-D Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefore now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether legally binding or not, under which any employee or former employee of Z-D or any of its Subsidiaries has any present or future right to benefits and under which Z-D or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Z-D Benefit Plans".
Section 3.2(n)(i) of the Z-D Disclosure Schedule lists each employment agreement in effect on the date of this Agreement.

             (ii) With respect to each Z-D Benefit Plan, Z-D has delivered or made available to CNET a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (A) any related trust agreement or other funding instrument; (B) the most recent determination letter, if applicable; (C) any current summary plan description and other written communications (or a description of any oral communications) by Z-D or any of its Subsidiaries within the last year or any communication that modifies or amends benefits under a Z-D Benefit Plan to their employees concerning the extent of the benefits provided under a Z-D Benefit Plan; and (D) for the two most recent years the Form 5500 and attached schedules, audited financial statements, actuarial valuation reports and attorney's response to an auditor's request for information.

             (iii) (A) Each Z-D Benefit Plan has been established and administered in accordance with its terms, and in substantial compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (B) each Z-D Benefit Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (C) no event has occurred and no condition exists that would subject Z-D or any of its Subsidiaries, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (D) for each Z-D Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (E) no "reportable event" (as such term is defined in ERISA section 4043), or "accumulated funding deficiency" (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) has occurred with respect to any Z-D Benefit Plan; (F) neither Z-D nor any of its Subsidiaries has engaged in a transaction with respect to any Z-D Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material; (G) no Z-D Benefit Plan provides retiree welfare benefits and neither Z-D nor any of its Subsidiaries have any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code; (H) neither Z-D nor any member of its Controlled Group has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA; and (I) the compensation of each employee of Z-D or any of its Subsidiaries has been, or will be, fully deductible by Z-D or any of its Subsidiaries notwithstanding the provisions of Section 162(m) of the provisions of the Code and the regulations promulgated thereunder.

             (iv) No Z-D Benefit Plan is subject to Title IV of ERISA (including without limitation any multiemployer plan within the meaning of section 4001(a)(3) of ERISA, and none of Z-D, its Subsidiaries or any member of their Controlled Group has incurred any liability under Title IV of ERISA that remains unsatisfied.

             (v) With respect to any Z-D Benefit Plan, (A) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Z-D, threatened, (B) no facts or circumstances exist to the knowledge of Z-D that could reasonably be expected to give rise to any such actions, suits or claims, and (C) no written or oral communication has been received from the PBGC in respect of any Z-D Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein.

             (vi) Except as set forth on Schedule 3.2(n), no Z-D Benefit Plan exists that could result in the payment to any present or former employee of Z-D or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Z-D or any of its Subsidiaries as a result of the transaction contemplated by this Agreement. Except as set forth on Schedule 3.2(n), there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of Z-D or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of
Section 280G of the Code.

             (o) Insurance.

             All primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to Z-D and its Subsidiaries and their respective directors, officers, agents and employees are in full force and effect, except for any such forms of insurance the absence of which would not likely have a Material Adverse Effect on Z-D. Z-D has not received a notice of default under any such policy and has not received written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy. Except as set forth in Section 3.2(o) of the Z-D Disclosure Schedule, no letters of credit have been posted and no cash has been restricted to support any reserves for insurance.

             (p) Properties.

             Except for properties and assets disposed of in the ordinary course of business consistent with past practices, since December 31, 1999, Z-D and its Significant Subsidiaries have good and marketable title, free and clear of all liabilities and liens, to all their material properties and assets, whether tangible or intangible, real, personal or mixed. All material buildings, fixtures, equipment and other property and assets held under leases by Z-D or any of its Significant Subsidiaries are held under valid instruments enforceable by Z-D or such Significant Subsidiary in accordance with their respective terms. Substantially all of Z-D's and its Significant Subsidiaries' equipment in regular use has been well maintained and is in good and serviceable condition, reasonable wear and tear excepted.

             (q) Affiliate Transactions.

             Except as set forth on Section 3.2(q) of the Z-D Disclosure Schedule there is no agreement, arrangement or transaction between Z-D or any Subsidiary of Z-D (other than Z-D Events, Inc.) and Z-D Majority Stockholder or any Subsidiary of Z-D Majority Stockholder. Z-D has no loans in excess of $25,000 of principal and interest outstanding to any of its employees, officers or directors, except as disclosed in the Z-D Filed SEC Reports.

             (r) Restructuring Transactions.

             (i) In accordance with the plan of restructuring previously approved by the Board of Directors and stockholders of Z-D, prior to the date hereof Z-D has sold all of the businesses listed on Section 3.2(r) of the Z-D Disclosure Schedule (the "Divested Businesses"). Set forth on Section 3.2(r) of the Z-D Disclosure Schedule is a list of all agreements, arrangements and understandings to which Z-D or any of its Subsidiaries is a party or pursuant to which they may have any obligations or liabilities (whether absolute, contingent or otherwise and whether or not required to be set forth or reflected in a consolidated balance sheet of Z-D prepared in accordance with GAAP) relating to the Divested Businesses or the sale thereof other than obligations or liabilities against which Z-D is indemnified by the buyer thereof (the "Divestiture Agreements"). Z-D has provided to CNET true and correct copies of the Divestiture Agreements. All of the Divestiture Agreements are in full force and effect and are unmodified. Except for obligations and liabilities arising under or described in the Divestiture Agreements, neither Z-D nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, contingent or otherwise and whether or not required to be set forth or reflected in a consolidated balance sheet of Z-D prepared in accordance with GAAP) arising out of or relating to the Divested Businesses or their respective businesses, assets, liabilities or obligations or the sale thereof other than obligations or liabilities against which Z-D is indemnified by the buyer thereof. Except as set forth in Section 3.2(r) of the Z-D Disclosure Schedule, no claims have been asserted or threatened against Z-D or any of its Subsidiaries under any of the Divestiture Agreements (including, without limitation, any claims in respect of a breach of any term of any such agreement or for any indemnification provided by Z-D or any of its Subsidiaries in any Divestiture Agreement) nor to the knowledge of Z-D is there any basis for any such claim, in each case other than immaterial claims arising following the date hereof and prior to the Effective Time.

             (ii) Except as disclosed in the Spin Co. S-1 as filed with the SEC prior to the date hereof, (A) Spin Co. and its Subsidiaries do not own or have any rights to use any properties, assets or other rights used in the conduct of the business of Z-D or any of Z-D's Subsidiaries (other than Spin Co. and Spin Co.'s Subsidiaries), (B) there are no agreements, arrangements, understandings or other transactions between Spin Co. or any of its Subsidiaries, on the one hand, and Z-D and any of its Subsidiaries (other than Spin Co. and its Subsidiaries) on the other and (C) since December 31, 1999 no officer or key employee of Z-D or any of its Subsidiaries (other than Spin Co. and its Subsidiaries) has transferred to, or otherwise become an employee or consultant of, Spin Co. or any of its Subsidiaries. The assets of Spin Co. and its Subsidiaries consist entirely of (i) assets reflected as "Net assets of discontinued operations" on the consolidated balance sheets of Z-D included in the Z-D Filed SEC Reports (the "Z-D Financial Statements") and (ii) assets acquired by Spin Co. and its Subsidiaries after the date of the Z-D Financial Statements. Since the date of the Z-D Financial Statements, neither Z-D nor any of its Subsidiaries (other than Spin Co. and its Subsidiaries) has transferred any assets or other rights to Spin Co. and its Subsidiaries except cash transfers prior to the date hereof that are fully reflected in the net inter-company payable from Spin Co. and its Subsidiaries to Z-D. Z-D and its Subsidiaries (other than Spin Co. and its Subsidiaries) do not have any liabilities or other obligations (whether absolute, contingent or otherwise and whether or not required to be set forth in or reflected on a balance sheet prepared in accordance with GAAP) arising out of or relating to Spin Co. or its Subsidiaries or their respective properties, assets and other activities other than (i) those to be expressly provided for in the Distribution Agreement (as defined below) and (ii) those for which Spin Co. will indemnify Z-D and its Subsidiaries pursuant to the Distribution Agreement. For all purposes of this Agreement, the Subsidiaries of Spin Co. will include those entities being transferred to Spin Co. pursuant to the Distribution Agreement. All outstanding indebtedness of Spin Co. and its Subsidiaries (including the $150,000,000 interim debt facility) is non-recourse to Z-D and its Subsidiaries (other than Spin Co. and its Subsidiaries). The Preliminary Spin-Off Prospectus included as part of the Spin Co. S-1 as filed with the SEC prior to the date hereof accurately describes in all material respects Z-D's current plans with respect to the Spin-Off and the Cash

Dividend. Section 3.2(r)(ii) of the Z-D Disclosure Schedule sets forth Z-D's good faith estimate of the amounts set forth therein and Z-D knows of no other fees or expenses payable by Z-D relating to the Spin-Off, the restructuring or the Merger which have not been included therein. At the time of the Spin-Off and after giving effect to the contemplated borrowings and the payment of the proceeds thereof to Z-D, Spin Co. will be Solvent (as defined in Section 8.12) and will have a net worth (fair market value of assets minus fair market value of liabilities) of at least $1.00.

             (s) Valuation Methodology.

             Section 3.2(s) of the Z-D Disclosure Schedule sets forth the valuation methodology used to establish the relationship between the Z-D Exchange Ratio and the Z-D Net Exchange Ratio.

             (t) Brokers or Finders.

             No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Z-D, except Morgan Stanley Dean Witter, whose fees and expenses will be paid by Z-D. Z-D has provided to CNET a true, correct and complete copy of Z-D's agreement with Morgan Stanley Dean Witter relating to this Agreement, the Merger, the Spin-Off and the Divestitures.


                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         4.1 Covenants of CNET.

             During the period from the date of this Agreement and continuing until the Effective Time, CNET agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or Section 4.1 (including its subsections) of the CNET Disclosure Schedule or to the extent that Z-D shall otherwise consent in writing, such consent not to be unreasonably withheld):

             (a) Ordinary Course.

             CNET and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use its reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time.

             (b) Dividends; Repurchases of Share Capital.

             CNET shall not, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its outstanding shares of capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or
(iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock pursuant to any tender offer or exchange offer.

             (c) Governing Documents.

             Except to the extent required to comply with their respective obligations under this Agreement or with applicable law, CNET and Merger Sub shall not amend or propose to amend their respective certificates of incorporation or bylaws in a manner that could reasonably be expected to materially and adversely affect CNET's or Merger Sub's ability to effect the consummation of the Merger.

             (d) No Acquisitions.

             CNET shall not acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, joint venture or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding the acquisition of assets used in the operations of the business of CNET and its Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor) to the extent such acquisition could reasonably be expected to materially delay or interfere with the consummation of the Merger; provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of CNET or (y) the creation of new Subsidiaries of CNET organized to conduct or continue activities otherwise permitted by this Agreement; provided, further, however, that CNET shall not be permitted to acquire that certain company set forth on
Section 4.1(d) of the CNET Disclosure Schedule. For the avoidance of doubt, the parties agree that an acquisition would "materially delay" consummation of the Merger if pro forma financial statements would be required to be included in the relevant disclosure document relating to such acquisition and complying with such a requirement would delay clearance of the Form S-4 (as defined below) by the SEC.

             (e) Qualification.

             CNET shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 4.1) that would prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code.

             (f) Benefits Maintenance.

             CNET shall maintain for a period of one year after the Effective Time, without interruption, employee compensation and benefit plans, programs and policies and fringe benefits (including post-employment welfare benefits but excluding equity-based arrangements and compensation plans) that will provide benefits to each employee of Z-D who continues employment with CNET after the Effective Time that are in the aggregate no less favorable than those provided to similarly situated CNET employees pursuant to employee compensation and benefit plans, programs and policies, and fringe benefits of CNET as in effect from time to time. Employees of Z-D who continue employment with CNET shall be given credit for all service with Z-D (or service credited by Z-D for similar plans, programs or policies) under all employee compensation and benefit plans, programs and policies and fringe benefits of CNET in which they become participants for purposes of eligibility, vesting and benefit accrual (other than benefit accrual under tax qualified defined benefit plans which would provide a duplication of benefits to employees of Z-D).

             (g) Income Tax Elections.

             CNET shall not (i) change its fiscal year, (ii) make or change any Tax election, (iii) change any method of Tax accounting, (iv) enter into any closing agreement relating to any Tax, or (v) surrender any right to claim a Tax Refund, that, individually or in the aggregate, in the United States or elsewhere, would be material to CNET.

             (h) No Related Actions.

             CNET will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

         4.2 Covenants of Z-D.

             During the period from the date of this Agreement and continuing until the Effective Time, Z-D agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or Section 4.2 (including its subsections) of the Z-D Disclosure Schedule or to the extent that CNET shall otherwise consent in writing, which consent shall not be unreasonably withheld):

             (a) Ordinary Course.

             (i) Except in connection with the Spin-Off and the Cash Dividend, Z-D and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them (including, without limitation, by delaying payment of accounts payable) and retain the services of their respective officers and key employees and consultants, to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time.

             (ii) Other than in connection with acquisitions permitted by
Section 4.2(e) or investments permitted by Section 4.2(g), Z-D shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith as disclosed in Section 4.2(a) of the Z-D Disclosure Schedule or obligations or liabilities in non-material amounts incurred or committed to in the ordinary course of business consistent with past practice.

             (b) Dividends; Changes in Share Capital.

             Z-D shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except the Spin-Off and the Cash Dividend in the manner provided in Section 5.12; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Z-D which remains a wholly owned Subsidiary after consummation of such transaction; or (iii) except as set forth in Section 4.2(b) of the Z-D Disclosure Schedule, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except for the purchase from time to time by Z-D of Z-D Common Stock and Z-D Net Common Stock in connection with the Z-D Benefit Plans in the ordinary course of business consistent with past practice.

             (c) Issuance of Securities.

             Z-D shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Z-D Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or Z-D Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of Z-D Common Stock and Z-D Net Common Stock upon the exercise of Z-D Stock Options in accordance with their present terms or pursuant to Z-D Stock Options or other stock based awards granted pursuant to clause (ii) below, (ii) the granting of up to 100,000 Z-D Stock Options or other stock based awards of or to acquire shares of Z-D Net Common Stock granted under Z-D Stock Option Plans outstanding on the date hereof in the ordinary course of business consistent with past practice, (iii) issuances by a wholly owned Subsidiary of Z-D of capital stock to such Subsidiary's parent or another wholly owned Subsidiary of Z-D, (iv) pursuant to acquisitions and investments as disclosed in Section 4.2(e) or 4.2(g) of the Z-D Disclosure Schedule or the financings therefore, (v) in connection with the Spin-Off, or
(vi) issuances disclosed in Section 4.2(c) of the Z-D Disclosure Schedule.

             (d) Governing Documents.

             Except as set forth in Section 4.2(d) of the Z-D Disclosure Schedule or to the extent required to comply with their respective obligations hereunder or with applicable law, Z-D and its Subsidiaries shall not amend or propose to amend their respective certificates of incorporation or bylaws.

             (e) No Acquisitions.

             Other than acquisitions disclosed in Section 4.2(e) of the Z-D Disclosure Schedule and the restructurings required in connection with the Spin-Off, Z-D shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding the acquisition of assets used in the operations of the business of Z-D and its Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor); provided, however, that notwithstanding anything herein to the contrary, (i) between the date hereof and 120 days after the date hereof, Z-D shall be permitted to make acquisitions provided that (x) no cash consideration is to be paid or debt incurred in connection therewith unless Z-D reasonably believes that it will not have any debt outstanding at the Effective Time, following payment of all expenses set forth in Section 3.2(r) of the Z-D Disclosure Schedule, and (y) the consideration to be paid by Z-D in any individual acquisition is less than $25 million; and provided further that the aggregate consideration to be paid by Z-D in all such acquisitions is not more than $50 million and (ii) if the Closing does not take place within 120 days of the date hereof, the $50 million referred to in clause (i) above shall be increased to $70 million and (iii) in any event, the acquired company shall not be an Affiliate of Z-D Majority Stockholder; provided, further, that issuance of such shares would not cause Z-D Majority Stockholder to own of record, for purposes of the Z-D Stockholders Meeting, less than a majority of the voting power of the shares of Z-D Common Stock and Z-D Net Common Stock entitled to vote at the Z-D Stockholders Meeting; and provided, further, however, that Z-D shall not be permitted to acquire that certain company set forth in Schedule 4.1(d) of the CNET Disclosure Schedule prior to the Effective Time. Without limiting the foregoing, Z-D shall not, and shall not permit any of its Subsidiaries to, engage in (x) internal reorganizations or consolidations involving existing Subsidiaries of Z-D (other than required in connection with the Spin-Off contemplated by the Distribution Agreement) or (y) the creation of new Subsidiaries of Z-D organized to conduct or continue activities otherwise permitted by this Agreement.

             (f) No Dispositions.

             Other than as disclosed in Section 4.2(f) of the Z-D Disclosure Schedule, Z-D shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Z-D) except for the Spin-Off or the Cash Dividend and for sales in the ordinary course of business.

             (g) Investments; Indebtedness.

             Z-D shall not, and shall not permit any of its Subsidiaries to, other than as disclosed in Section 4.2(g) of the Z-D Disclosure Schedule, make any loans, advances or capital contributions to, or investments in, any Person, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Z-D or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person (other than any wholly owned Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing (collectively, "Z-D Indebtedness"), except for the financings by Spin Co. that are non-recourse to Z-D and its Subsidiaries (other than Spin Co. and its Subsidiaries) in connection with the Spin-Off and except that Z-D may, with the prior consent of CNET, which will not be unreasonably withheld, enter into and borrow up to $10 million in indebtedness pursuant to a line of credit facility that by its terms is not due until at least six months following the Closing.

             (h) Tax-Free Qualification.

             Z-D shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 4.2)(a) that would prevent or impede the Merger from qualifying as a reorganization under
Section 368(a) of the Code.

             (i) Compensation.

             Except as required by law or by the terms of any collective bargaining agreement or other agreement currently in effect between Z-D or any Subsidiary of Z-D and any executive officer or employee thereof, Z-D shall not increase the salary of any director, executive officer or key employee of Z-D or any Significant Subsidiary of Z-D (except in the ordinary course of business consistent with past practice), or make any increase in or commitment to increase any employee benefits or bonuses, accelerate the exercisability of any Z-D Stock Options, provide any current or former employee a cash payment in cancellation of any Z-D Stock Option, make any severance payments, adopt or amend or make any commitment to adopt or amend any Z-D Benefit Plan or any plan, program or arrangement that would be a Z-D Benefit Plan if in effect as of the date hereof or make any contribution, other than regularly scheduled contributions, to any Z-D Benefit Plan. Any option granted or committed to be granted after the date hereof shall not accelerate as a result of the approval or consummation of any transaction contemplated by this Agreement.

             (j) Accounting Methods; Income Tax Elections.

             Except as disclosed in the Z-D SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, Z-D shall not change its methods of accounting in effect at December 31, 1999, except as required by changes in GAAP as concurred in by Z-D's independent public accountants. Z-D shall not (i) change its fiscal year, (ii) make or change any Tax election, (iii) change any annual Tax accounting period, (iv) change any method of Tax accounting, (v) file any amended Tax Return, (vi) enter into any closing agreement relating to any Tax, (vii) settle any material Tax claim or assessment, or (viii) surrender any right to claim a Tax Refund, that, individually or in the aggregate, in the United States or elsewhere, would be material to Z-D or the Surviving Corporation.

             (k) Certain Agreements and Arrangements.

             Except as set forth in Section 4.2(k) of the Z-D Disclosure Schedule, Z-D shall not, and shall not permit any of its Subsidiaries to, enter into any agreements or arrangements that (i) provide exclusive rights to any third party, including in any territory; (ii) could, after the Effective Time, reasonably be expected to limit or restrict CNET or any of its Affiliates (including CNET) or any successor thereto, from engaging or competing in any line of business or in any geographic area; or (iii) would be a "material contract" or would have been required to be included in Section 3.2(m) of the Z-D Disclosure Schedule had such contract been in existence on the date of this Agreement.

             (l) Settlements.

             Z-D shall not, and shall not permit any of its Subsidiaries to, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit, controversy or similar dispute or proceeding.

             (m) Spin Co.

             Z-D will not, and will not permit any of its Subsidiaries to, take any action that would result in the representations and warranties contained in
Section 3.2(r) being untrue in any respect immediately prior to the Effective Time nor will Z-D or any Subsidiary of Z-D (other than Spin Co.) transfer any property, assets, employees or other rights to Spin Co. or any of its Subsidiaries (other than assets primarily related to Spin Co. and reflected on the Z-D Financial Statements as "net assets of discontinued operations" and cash transfers to Spin Co. that are reflected in Section 5.12).

             (n) No Related Actions.

             Z-D will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

             4.3 Governmental Filings.

             Each party shall (a) confer on a reasonable basis with the other and (b) report to the other (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. Z-D and CNET shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall, if requested by the other party and to the extent permitted by law or regulation or any applicable confidentiality agreement, deliver to the other party copies of all such reports, announcements and publications promptly after such request.


                                    ARTICLE V

                             ADDITIONAL AGREEMENTS

         5.1 Preparation of Proxy Statement; Stockholders Meetings.

             (a) As promptly as reasonably practicable following the date hereof, CNET and Z-D shall cooperate in preparing and each shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the joint proxy statement/prospectus relating to the matters to be submitted to the CNET stockholders at the CNET Stockholders Meeting (as defined in Section 5.1(c)) and the matters to be submitted to the Z-D stockholders at the Z-D Stockholders Meeting (defined in Section 5.1(b)) (such proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and CNET shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of CNET Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the "Form S-4"). The Joint Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Form S-4 as CNET's prospectus. Each of CNET and Z-D shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby and thereby. CNET and Z-D shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. CNET will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to CNET stockholders, and Z-D will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Z-D's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. CNET shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Merger and each of Z-D and CNET shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the CNET Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to CNET or Z-D, or any of their respective affiliates, officers or directors, should be discovered by CNET or Z-D, which information should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of CNET and Z-D.

             (b) Z-D shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of Z-D and CNET (the "Z-D Stockholders Meeting") for the purpose of obtaining the Z-D Stockholder Approval and shall its use reasonable best efforts to solicit the Z-D Stockholder Vote; and the Board of Directors of Z-D shall recommend adoption of this Agreement by the stockholders of Z-D (the "Z-D Recommendation"), and shall not, unless CNET makes a change in the CNET Recommendation, (x) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to CNET such recommendation or (y) take any action or make any statement (other than any action described in the foregoing clause (x)) in connection with the Z-D Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the Z-D Recommendation"); provided, however, any action or statement under clause (y) will not be deemed a Change in the Z-D Recommendation provided
(I) such action or statement is taken or made pursuant to advice from Sullivan & Cromwell, counsel to Z-D, to the effect that such action or statement is required by applicable law, (II) if a Z-D Public Proposal has been made and not rescinded, such action or statement shall not relate to such Z-D Public Proposal other than any factual statement required by any regulatory authority (including the SEC) and shall in any event include a rejection of such Z-D Public Proposal and (III) such action or statement also includes a reaffirmation of the Z-D Board of Directors' approval of the Merger and the other transactions contemplated hereby and recommendation to the Z-D stockholders to adopt this Agreement provided further, however, that, notwithstanding clause (I), (II) or
(III), the Board of Directors of Z-D may make a Change in the Z-D Recommendation pursuant to Section 5.4 hereof. Notwithstanding any Change in the Z-D Recommendation, this Agreement shall be submitted to the stockholders of Z-D at the Z-D Stockholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve Z-D of such obligation.

             (c) CNET shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of CNET and Z-D (the "CNET Stockholders Meeting") for the purpose of obtaining the CNET Stockholder Approval with respect to the transactions contemplated by this Agreement and shall use its reasonable best efforts to solicit the CNET Stockholder Vote, and the Board of Directors of CNET shall recommend approval of the issuance of CNET Common Stock pursuant to this

Agreement by the stockholders of CNET (the "CNET Recommendation"), and shall not, unless Z-D makes a Change in the Z-D Recommendation, (x) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Z-D such recommendation or (y) take any action or make any statement (other than any action described in the foregoing clause (x)) in connection with the CNET Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the CNET Recommendation"); provided, however, any action or statement under clause (y) will not be deemed a Change in the CNET Recommendation provided
(I) such action or statement is taken or made pursuant to advice from Simpson Thacher & Bartlett, counsel to CNET, to the effect that such action or statement is required by applicable law, (II) if a CNET Public Proposal has been made and not rescinded, such action or statement shall not relate to such CNET Public Proposal other than any factual statement required by any regulatory authority (including the SEC) and shall in any event include a rejection of such CNET Public Proposal and (III) such action or statement also includes a reaffirmation of the CNET Board of Directors' approval of the Merger and the other transactions contemplated hereby and recommendation to the CNET stockholders to approve the issuance of CNET Common Stock pursuant to this Agreement; provided further, however, that, notwithstanding clause (I), (II) or (III), the Board of Directors of CNET may make a Change in the CNET Recommendation pursuant to
Section 5.4 hereof. Notwithstanding any Change in the CNET Recommendation, this Agreement shall be submitted to the stockholders of CNET at the CNET Stockholders Meeting for the purpose of approving the issuance of CNET Common Stock pursuant to this Agreement and nothing contained herein shall be deemed to relieve CNET of such obligation.

         5.2 Access to Information.

             Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws and the HSR Act and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any Governmental Entity applicable to such party or any contract requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or (ii) the information is subject to confidentiality obligations to a third party. The parties will hold any such information obtained pursuant to this Section 5.2 in confidence in accordance with, and shall otherwise be subject to, the provisions of the confidentiality letter dated June 28, 2000, between Z-D and CNET (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect. Any investigation by either of CNET or Z-D shall not affect the representations and warranties of the other.

         5.3 Reasonable Best Efforts.

             (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all Necessary Consents and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the "Required Approvals") and (ii) taking all reasonable steps as may be necessary to obtain all such Necessary Consents and the Required Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make, as promptly as practicable, (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby (which filing shall be made in any event within 10 Business Days of the date hereof), and (ii) all other necessary filings with other Governmental Entities relating to the Merger, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of Required Approvals under such other laws or from such authorities as soon as practicable. Notwithstanding the foregoing, nothing in this Section or the other provisions of this Agreement shall require, or be deemed to require, (x) CNET or Z-D or any of their respective Subsidiaries to agree to divest or hold separate any business or assets or to effect any such divestiture or action, except in each case that the parties agree after consultation is not material and does not affect any of the contemplated benefits of the Merger, (y) CNET or Z-D or any of their Subsidiaries to agree to any restriction or condition on the conduct of their or their Subsidiaries' businesses, except in each case that the parties agree after consultation is not material and does not affect any of the contemplated benefits of the Merger or
(z) CNET or Z-D to take any other action if doing so would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on CNET after the Merger. Neither Z-D nor CNET shall take or agree to take any action identified in clause (x), (y) or (z) of the immediately preceding sentence without the prior written consent of the other party.

             (b) Each of Z-D and CNET shall, in connection with the efforts referenced in Section 5.3(a) to obtain all Required Approvals, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) consult with each other in advance to the extent practicable of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

             (c) In furtherance and not in limitation of the covenants of the parties contained in Section 5.3(a) and (b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (as defined below), or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Merger or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the other transactions contemplated hereby, each of Z-D and CNET shall cooperate in all respects with each other and, subject to
Section 5.3(a), seek to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.3 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has up to then complied with its obligations under this
Section 5.3. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) mergers, acquisitions or other business combinations, (ii) foreign investments or (iii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

             (d) Each of Z-D and CNET and its respective Board of Directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby or thereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

         5.4 Acquisition Proposals.

             (a) Without limitation on any of such party's other obligations under this Agreement (including under Article IV hereof), each of CNET and Z-D agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries, or any purchase or sale of 20% or more of the consolidated assets (including without limitation stock of its Subsidiaries) of such party and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, the equity securities of such party that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 20% or more of the total voting power of such party (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by the other party or an Affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"), (ii) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

             (b) Notwithstanding anything in this Agreement to the contrary, (i) each of CNET and Z-D and its respective Board of Directors shall be permitted to, to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, and (ii) each of CNET and Z-D and their respective Board of Directors shall be permitted to comply with federal securities laws, and (iii) each of CNET and Z-D or their respective Board of Directors shall be permitted to engage in the matters set forth in clauses (a) (ii) to (iv) above (other than executing or entering into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement) and to make a Change in the CNET Recommendation or a Change in the Z-D Recommendation, as the case may be, in connection with an Acquisition Proposal by any such Person, to the extent that: (x) such Acquisition Proposal was not solicited by such party and such party's Board of Directors, after consultation with outside counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law; (y) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the subject party promptly notifies the other party of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers; and (z) the Board of Directors of the subject party shall have received from such Person, prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, an executed confidentiality agreement having provisions that are customary in such agreements, as advised by counsel, provided that if such confidentiality agreement contains provisions that are less restrictive than the comparable provision, or omits restrictive provisions, contained in the Confidentiality Agreement, then the Confidentiality Agreement will be deemed to be amended to contain only such less restrictive provisions or to omit such restrictive provisions, as the case may be.

             (c) Each of Z-D and CNET agrees that it will promptly keep the other party informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations, and that prior to the time that this Agreement is terminated in accordance with its terms, it will not sign any agreement inconsistent with the consummation of the Merger. Each of CNET and Z-D agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. Each of CNET and Z-D agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.4. Nothing in this Section 5.4 shall permit CNET or Z-D to terminate this Agreement (except as specifically provided in Article VII hereof) or affect any other obligation of CNET or Z-D under this Agreement. Z-D shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger and CNET shall not submit to the vote of its stockholders any Acquisition Proposal (other than the Merger) that is not a Qualifying Acquisition Proposal.

             (d) Notwithstanding anything contained in this Agreement to the contrary, CNET shall be permitted to undertake any of the actions set forth in clauses (a) (i) to (iv) relating to any Qualifying Acquisition Proposal (as defined in Section 8.12).

         5.5 Fees and Expenses.

             Subject to Section 7.2, whether or not the Merger is consummated, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed in connection with the Merger and (b) Expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus and Form S-4, which shall be shared equally by CNET and Z-D. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and Form S-4 and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby and thereby.

         5.6 Directors and Officers Indemnification and Insurance.

             (a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in Article VIII of the Amended and Restated Certificate of Incorporation of Z-D and Section 6.4 of the bylaws of Z-D, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of Z-D.

             (b) CNET shall cause to be maintained in effect for six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by Z-D (provided that CNET may substitute therefore policies of at least the same coverage containing terms and conditions which are not materially less advantageous) with respect to matters or events occurring prior to the Effective Time to the extent available; provided, however, that in no event shall CNET be required to expend more than an amount per year equal to $750,000 to maintain or procure insurance coverage pursuant hereto; and, provided, further that if the annual premiums of such insurance coverage exceed such amount, CNET shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

             (c) After the Effective Time, CNET agrees that it will or will cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of Z-D, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters relating to their duties or actions in their capacity as officers and directors and existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law (and CNET shall, or shall cause the Surviving Corporation to, also advance fees and expenses (including reasonable attorneys' fees) as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides a customary undertaking complying with applicable law to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

             (d) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to Z-D or any of its officers, directors or employees, it being understood and agreed that the indemnification provided for this Section 5.6 is not prior to or in substitution for any such claims under such policies.

         5.7 Public Announcements.

             The initial press release pertaining to the transactions contemplated by this Agreement shall be a joint press release and thereafter CNET and Z-D shall consult with each other before issuing communications to employees regarding the transactions contemplated by this Agreement or any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with its securities exchange. Z-D and CNET shall each provide to the other a copy of each press release or other public statement relating to its business reasonably in advance of making such release or statement.

         5.8 Accountants Letters.

             Each of Z-D and CNET shall use its reasonable best efforts to cause to be delivered to the other party a letter of its independent public accountants, dated a date within two business days before the date on which the S-4 shall become effective and addressed to the other, in form and substance reasonably satisfactory to the other and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the S-4.

         5.9 Board of Directors.

             Effective at the Effective Time, CNET shall increase the size of its Board of Directors by adding one directorship and creating one vacancy, and CNET shall elect to its Board of Directors one designee of Z-D Majority Stockholder and one designee of Z-D, in each case reasonably acceptable to the Board of Directors of CNET. If, prior to the first anniversary of the Effective Time, CNET further increases the size of its Board to nine directors, one vacancy shall be filled by a designee appointed by the Board of Directors of CNET who is reasonably acceptable to Z-D Majority Stockholder.

         5.10 Listing of Shares of CNET Common Stock.

              CNET shall use its reasonable best efforts to cause the shares of CNET Common Stock to be issued in the Merger and the shares of CNET Common Stock to be reserved for issuance upon exercise of the Z-D Stock Options to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Closing Date.

         5.11 Affiliates.

              Not less than 45 days prior to the date of the Z-D Stockholders Meeting, Z-D shall deliver to CNET a letter identifying all persons who, in the judgment of Z-D, may be deemed at the time this Agreement is submitted for adoption by the stockholders of Z-D, "affiliates" of Z-D for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. Z-D shall use its reasonable best efforts to cause each person identified on such list to deliver to CNET not less than 30 days prior to the Effective Time a written agreement in form and substance reasonably satisfactory to CNET and Z-D.

         5.12 The Spin-Off and Cash Dividend.

              (a) Z-D shall use its reasonable best efforts to consummate the Spin-Off as soon as practicable and in any event prior to the Z-D Stockholders Meeting, in a manner that will not cause a breach of the representation set forth in Section 3.2(r)(ii) hereof. Without limiting the foregoing, to the extent necessary to consummate the Spin-Off prior to the Z-D Stockholders Meeting, Z-D and Spin Co. will reduce or, to the extent necessary, eliminate the borrowings by Spin Co. described in the Spin Co. S-1 as filed with the SEC prior to the date hereof.

              (b) Prior to the Effective Time, Z-D may declare and pay the Cash Dividend in an aggregate amount of $2.50 per share of Z-D Common Stock, provided that in the event that the Net Cash Transfers (as defined below) from Spin Co. and its Subsidiaries to Z-D after the date hereof are less than $275 million, the amount of the Cash Dividend per share of Z-D Common Stock will be reduced so that the aggregate Cash Dividend paid in respect of all shares of Z-D Common Stock equals the amount of the Net Cash Transfers. As used herein, "Net Cash Transfers" means the sum of (i) the aggregate cash amount transferred by Spin Co. and its Subsidiaries to Z-D after the date hereof in repayment of the net inter-company payable of Spin Co. and its Subsidiaries to Z-D, plus (ii) the aggregate amount of any cash dividends paid by Spin Co. and its Subsidiaries to Z-D after the date hereof, minus (iii) all cash transfers from Z-D or its Subsidiaries to Spin Co. or its Subsidiaries from and after the date of this Agreement and on or prior to the date that the Cash Dividend is declared. Prior to the declaration of the Cash Dividend, Z-D will deliver a certificate of the Chief Financial Officer of Z-D certifying as to the calculation of the amount of the Cash Dividend that is permitted pursuant to this Section 5.12(b) and setting forth such calculation in reasonable detail. If the Net Cash Transfers pursuant to clause (i) are insufficient to repay all net inter-company payables of Spin Co. and its Subsidiaries to Z-D, then Z-D will forgive all remaining net inter-company payables owed by Spin-Co. and its Subsidiaries. Z-D agrees that the Net Cash Transfers will be no less than zero.

              (c) Z-D and its Subsidiaries will not make any cash transfers to Spin Co. or its Subsidiaries after the date the Cash Dividend is declared.

              (d) As promptly as practicable following the date hereof, Z-D and Spin Co. shall enter into a distribution agreement with respect to the Spin Off, substantially in the form of the draft dated July 11, 2000 which was previously provided to CNET (except as set forth on Section 5.12(d) of the CNET Disclosure Schedule) with such changes as are reasonably acceptable to CNET and Z-D (the "Distribution Agreement").


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         6.1 Conditions to Each Party's Obligation to Effect the Merger.

              The respective obligations of Z-D and CNET to effect the Merger and the transactions contemplated hereby are subject to the satisfaction or waiver on or prior to the

Closing Date of the following conditions:

              (a) Stockholder Approval.

              (i) Z-D shall have obtained the Z-D Stockholder Approval and (ii) CNET shall have obtained the CNET Stockholder Approval.

              (b) No Injunctions or Restraints; Illegality.

              No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

              (c) HSR Act.

              The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

              (d) NASDAQ.

              The shares of CNET Common Stock to be issued in the Merger and such other shares of CNET Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

              (e) Effectiveness of the Form S-4.

              The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

              (f) Spin-Off and Cash Dividend.

              The Spin-Off shall have been consummated and, to the extent permitted by Section 5.12, the Cash Dividend shall have been paid.

         6.2 Additional Conditions to Obligations of CNET.

             The obligation of CNET to effect the Merger and the transactions contemplated hereby is subject to the satisfaction, or waiver by CNET, on or prior to the Closing Date of the following conditions:

             (a) Representations and Warranties.

             (i) The representations and warranties of Z-D set forth in this Agreement that are qualified as to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of immediately prior to the Effective Time (except to the extent such representations and warranties shall have been made as of an earlier date, in which case such representations and warranties shall have been so true and correct as of such earlier date) with the same force and effect as if then made and (ii) the representations and warranties of Z-D set forth in this Agreement that are not qualified as to Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and immediately prior to the Effective Time (except to the extent such representations and warranties shall have been made as of an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date) with the same force and effect as if then made, except where the failure of such representations and warranties (other than the representation contained in Section 3.2(b), which shall be true and correct in all material respects) to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Z-D; and CNET shall have received a certificate of a senior executive officer and a senior financial officer of Z-D to such effect.

             (b) Performance of Obligations of Z-D.

             Z-D shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and CNET shall have received a certificate of a senior executive officer and a senior financial officer of Z-D to such effect.

             (c) Tax Opinion.

             CNET shall have received from Simpson Thacher & Bartlett, counsel to CNET, on the Closing Date, a written opinion to the effect that for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to CNET shall be entitled to rely upon information, representations and assumptions provided by CNET and Z-D substantially in the form of Exhibits 6.2(c)(1) and 6.2(c)(2), respectively (allowing for such amendments to the representations as counsel to CNET deems reasonably necessary).

             (d) Solvency of Spin Co.; Cash Received from Spin Co.

             Z-D shall have delivered to CNET reasonably satisfactory evidence to the effect that Spin Co. was, at the time of the Spin-Off, Solvent.

         6.3 Additional Conditions to Obligations of Z-D.

             The obligations of Z-D to effect the Merger and the transactions contemplated hereby is subject to the satisfaction, or waiver by Z-D, on or prior to the Closing Date of the following additional conditions:

             (a) Representations and Warranties.

             (i) The representations and warranties of CNET and Merger Sub, as applicable, set forth in this Agreement that are qualified as to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of immediately prior to the Effective Time (except to the extent such representations and warranties shall have been made as of an earlier date, in which case such representations and warranties shall have been so true and correct as of such earlier date) with the same force and effect as if then made and (ii) the representations and warranties of CNET and Merger Sub, as applicable, set forth in this Agreement that are not qualified as to Material Adverse Effect shall be true and correct in all respects the date of this Agreement and immediately prior to the Effective Time (except to the extent such representations and warranties shall have been made as of an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date) with the same force and effect as if then made, except where the failure of such representations and warranties (other than the representation contained in Section 3.1(b), which shall be true and correct in all material respects) to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CNET; and Z-D shall have received a certificate of a senior executive officer and a senior financial officer of each of CNET and Merger Sub to such effect.

             (b) Performance of Obligations of CNET and Merger Sub.

             Each of CNET and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Z-D shall have received a certificate of a senior executive officer and a senior financial officer of each of CNET and Merger Sub to such effect.

             (c) Tax Opinion.

             Z-D shall have received from Sullivan & Cromwell, counsel to Z-D, on the Closing Date, a written opinion to the effect that for federal income tax purposes the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code. In rendering such opinion, counsel to Z-D shall be entitled to rely upon information, representations and assumptions provided by CNET and Z-D substantially in the form of Exhibits 6.2(c)(1) and 6.2(c)(2), respectively (allowing for such amendments to the representations as counsel to Z-D deems reasonably necessary).

             (d) CNET Conditions.

             The conditions set forth in Section 6.2 shall have been satisfied or waived by CNET.

                                   ARTICLE VII

                           TERMINATION AND AMENDMENT

         7.1 Termination.

             This Agreement may be terminated at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties and, except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Z-D or CNET:

             (a) By mutual written consent of CNET and Z-D;

             (b) By either Z-D or CNET, if the Effective Time shall not have occurred on or before January 31, 2001 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party's obligations set forth in Section 5.3) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

             (c) By either Z-D or CNET, if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, in accordance with and subject to Section 5.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to obtain, in accordance with and subject to Section 5.3), in the case of each of (i) and (ii) which is necessary to fulfill the conditions set forth in Sections 6.1(c), (d) or (e), as applicable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.3 has been the cause of such action or inaction;

             (d) By either Z-D or CNET, if the approvals of the stockholders of either CNET or Z-D contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof at which the vote was taken;

             (e) By CNET, if Z-D shall have (i) failed to make the Z-D Recommendation or (ii) materially breached its obligations under this Agreement by reason of a failure to call the Z-D Stockholders Meeting in accordance with
Section 5.1(b) or if Z-D shall have failed to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 5.1(a);

             (f) By Z-D, if CNET shall have (i) failed to make the CNET Recommendation or (ii) materially breached its obligations under this Agreement by reason of a failure to call the CNET Stockholders Meeting in accordance with
Section 5.1(c), or if CNET shall have failed to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 5.1(a);

             (g) By Z-D, if CNET shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 6.2(a) or (b) are not capable of being satisfied on or before the Termination Date; or

             (h) By CNET, if Z-D shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 6.3(a) or (b) are not capable of being satisfied on or before the Termination Date.

         7.2 Effect of Termination.

             (a) In the event of termination of this Agreement by either Z-D or CNET as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of CNET or Z-D or their respective officers or directors (i) except with respect to the second sentence of Section 5.2, Section 5.5, this Section 7.2 and Article VIII, which provisions shall survive such termination, (ii) except that, notwithstanding anything to the contrary contained in this Agreement, neither CNET nor Z-D shall be relieved or released from any liabilities or damages arising out of its willful breach of this Agreement and (iii) except that the non-solicitation agreement between Z-D and CNET dated as of July 14, 2000 (the "Non-Solicit Agreement") shall remain in full force and effect in accordance with its terms.

             (b) If (A) (I) either party shall terminate this Agreement pursuant to Section 7.1(d) (provided that the basis for such termination is the failure of Z-D to obtain the Z-D Stockholder Approval) or pursuant to Section 7.1(b) without the Z-D Stockholders Meeting having occurred, (II) at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to Z-D shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or stockholders of Z-D (a "Z-D Public Proposal") and (III) within twelve months of such termination Z-D or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (for purposes of this clause (III), the term "Acquisition Proposal" shall have the meaning assigned to such term in
Section 5.4(a) except that references to "20%" therein shall be deemed to be references to "40%") or (B) CNET shall terminate this Agreement pursuant to
Section 7.1(e); then Z-D shall promptly, but in no event later than the date of such termination (or in the case of clause (A), if later, the date Z-D or its Subsidiary enters into such agreement with respect to or consummates such Acquisition Proposal), pay CNET an amount equal to $58 million by wire transfer of immediately available funds (less any amounts previously paid or payable by Z-D pursuant to Section 7.2(d)), by wire transfer of immediately available funds).

             (c) If (A) (I) either party shall terminate this Agreement pursuant to Section 7.1(d) (provided that the basis for such termination is the failure of CNET to obtain the CNET Stockholder Approval) or pursuant to Section 7.1(b) without the CNET Stockholders

Meeting having occurred, (II) at any time after the date of this Agreement and before such termination an Acquisition Proposal (other than a Qualifying Acquisition Proposal) with respect to CNET shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or stockholders of CNET (an "CNET Public Proposal") and (III) within twelve months of such termination CNET or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (for purposes of this clause (III), the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 5.4(a) except that references to "20%" therein shall be deemed to be references to "40%") or (B) Z-D shall terminate this Agreement pursuant to Section 7.1(f); then CNET shall promptly, but in no event later than the date of such termination (or in the case of clause (A), if later, the date CNET or its Subsidiary enters into such agreement with respect to or consummates such Acquisition Proposal), pay Z-D an amount equal to $105 million (less any amounts previously paid or payable by CNET pursuant to Section 7.2(d)), by wire transfer of immediately available funds.

             (d) If either party shall terminate this Agreement pursuant to
Section 7.1(d) and the basis for such termination is the failure of CNET to obtain CNET Stockholder Approval, then, if the Z-D Stockholder Approval has been obtained and CNET is not then entitled to terminate this Agreement pursuant to
Section 7.1(h), CNET shall (i) pay Z-D an amount equal to $60 million, by wire transfer of immediately available funds and (ii) make an unsecured loan to Z-D in the principal amount of $15 million, such loan to be due and payable in full at Z-D's option in cash or Z-D Common Stock (based on the average closing price during the 30 trading days preceding such repayment) on the earlier of the second anniversary thereof or consummation by any person of an Acquisition Proposal with respect to Z-D, together with interest thereon at the applicable federal rate; provided that no payment or loan shall be made pursuant to this sentence if a termination fee has been paid to Z-D pursuant to Section 7.2(c). If either party shall terminate this Agreement pursuant to Section 7.1(d) and the basis for such termination is the failure of Z-D to obtain the ZD Stockholder Approval, then, if the CNET Stockholder Approval has been obtained and Z-D is not then entitled to terminate this Agreement pursuant to Section 7.1(g), Z-D shall pay CNET an amount equal to $33 million, by wire transfer of immediately available funds; provided that no payment shall be made pursuant to this sentence if a termination fee has been paid to CNET pursuant to Section 7.2(b). CNET and Z-D's rights hereunder are in addition to any rights CNET or Z-D may have under the Voting Agreements.

             (e) The parties acknowledge that the agreements contained in this
Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement; accordingly, if either party fails promptly to pay any amount due pursuant to this Section 7.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against such party for the fee set forth in this Section 7.2, such party shall pay to the other party its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made notwithstanding the provisions of Section 5.5. The parties agree that any remedy or amount payable pursuant to this Section 7.2 shall not preclude any other remedy or amount payable hereunder and shall not be an exclusive remedy for any willful breach of any representation, warranty, covenant or agreement contained in this Agreement.

         7.3 Amendment.

             This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Z-D and CNET, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         7.4 Extension; Waiver.

             At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

         8.1 Non-Survival of Representations, Warranties and Agreements.

             None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements and other provisions, shall survive the Effective Time, except for those covenants, agreements and other provisions contained herein (including Section 5.6 and Section 5.9) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII.

         8.2 Notices.

             All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

             (a)   if to CNET to:

                   CNET Networks, Inc.
                   150 Chestnut Street
                   San Francisco, California 94111
                   Fax:  (415) 395-9205
                   Attention:  Chief Executive Officer

                   with a copy to:

                   Simpson Thacher & Bartlett
                   3373 Hillview Avenue
                   Palo Alto, California 94304
                   Fax:  (650) 251-5002
                   Attention:   Richard Capelouto, Esq.
                                Daniel Clivner, Esq.

             (b)   if to Z-D to:

                   Ziff-Davis Inc.
                   28 East 28th Street
                   New York, New York 10016
                   Fax:  (212) 503-4599
                   Attention:  Chief Executive Officer

                   with a copy to:

                   Sullivan & Cromwell
                   125 Broad Street
                   New York, New York 10004
                   Fax:  (212) 558-3588
                   Attention:  Alan J. Sinsheimer, Esq.

         8.3 Interpretation.

             When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

In addition, each Section of this Agreement is qualified by the matters set forth with respect to such Section on the CNET Disclosure Schedule, the Z-D Disclosure Schedule and the Schedules to this Agreement, as applicable, to the extent specified therein and such other Sections of this Agreement to the extent a matter in such Section is disclosed in such a way as to make its relevance called for by such other Section readily apparent.

         8.4 Counterparts.

             This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

         8.5 Entire Agreement; No Third Party Beneficiaries .

             (a) This Agreement, the Non-Solicit Agreement, the Confidentiality Agreement and the exhibits and schedules hereto and the other agreements and instruments of the parties delivered in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

             (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 5.6 (which is intended to be for the benefit of the Persons covered thereby).

         8.6 Governing Law.

             This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts executed and to be performed entirely within that state.

         8.7 Severability.

             If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         8.8 Assignment.

             Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         8.9 Submission to Jurisdiction; Waivers.

             Each of CNET and Z-D irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of CNET and Z-D hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of CNET and Z-D hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (d) any right to a trial by jury.

         8.10 Enforcement.

              The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         8.11 Further Assurances.

              Notwithstanding anything to the contrary herein, any breach by Z-D of a representation, warranty, agreement or covenant other than Sections 3.2(r)(ii), 4.2(m) and 5.12, which breach relates solely to the trade show and conference business that will be the subject of the Spin-Off and which could not reasonably be expected to have any adverse impact on CNET and its Subsidiaries (including Z-D) after the Effective Time, shall not be deemed a breach of such representation, warranty, agreement or covenant.

         8.12 Definitions.

              As used in this Agreement:

              (a) "Affiliate" shall have the meaning set forth in Rule 12b-2 of the rules and regulations promulgated under the Exchange Act.

              (b) "beneficial ownership" or "beneficially own" shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

              (c) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

              (d) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

              (e) "known" or "knowledge" means, with respect to any party, the knowledge of such party's executive officers after reasonable inquiry.

              (f) "Material Adverse Effect" means, with respect to any entity any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to (i) the business, assets, liabilities, financial condition or results of operations of such entity and its Subsidiaries taken as a whole or
(ii) the ability of such entity to consummate the transactions contemplated by this Agreement.

              (g) "the other party" means, with respect to Z-D, CNET and, with respect to CNET, Z-D.

              (h) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

              (i) "Qualifying Acquisition Proposal" means any Acquisition Proposal involving CNET or its Subsidiaries (x) which the Board of Directors of CNET concludes in good faith is in the best interests of CNET and could not reasonably be expected to materially delay (including an event referred to in Section 4.1(d)) or interfere with the consummation of the Merger in accordance with the terms of this Agreement and (y) in which all parties to such Acquisition Proposal expressly and unconditionally provide (and to the extent such Acquisition Proposal is publicly disclosed, publicly disclose) that (1) the consummation of the transaction contemplated by such Acquisition Proposal is not conditioned on the cancellation, termination, amendment or other modification of this Agreement, the Merger or the other agreements and transactions contemplated hereby and (2) they will support and seek the consummation of the Merger and the other transactions contemplated hereby.

              (j) "Solvent" means, when used with respect to any Person, as of any date of determination, that (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and
(ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

              (k) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

              (l) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any taxing authority or any obligation to pay Taxes imposed on any entity for which a party to this Agreement is liable as a result of any indemnification provision or other contractual obligation.

              (m) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

                  IN WITNESS WHEREOF, CNET, Z-D and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                        CNET NETWORKS, INC.


                                        By:  /s/ Shelby Bonnie
                                             -----------------
                                             Name:  Shelby Bonnie
                                             Title: Chief Executive Officer


                                        ZIFF-DAVIS INC.


                                        By:  /s/ Eric Hippeau
                                             -----------------
                                             Name:  Eric Hippeau
                                             Title: Chairman and CEO


                                        TD MERGER SUB, INC.


                                        By:  /s/ Shelby Bonnie
                                             -----------------
                                             Name:   Shelby Bonnie
                                             Title:  Chief Executive Officer